Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

September 13, 2011

Hewlett-Packard Company

4.375% Global Notes due September 15, 2021

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	A2 (Moody’s Investors Service) / A (Standard & Poor’s) / A+ (Fitch Ratings)

Trade Date:	September 13, 2011

Settlement Date:	September 19, 2011

Maturity Date:	September 15, 2021

Aggregate Principal Amount Offered:	$1,000,000,000

Coupon:	4.375%

Price to Public (Issue Price):	99.816%

Benchmark:	UST 2.125% due August 15, 2021

Benchmark Yield:	1.998%

Spread to Benchmark:	+240 basis points

Re-offer Yield:	4.398%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning on March 15, 2012

Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate +35 basis points

Special Mandatory Redemption:	If the issuer does not consummate the Autonomy acquisition on or prior to October 1, 2012, or if the offer lapses or is withdrawn at any time prior to such date, the issuer must redeem all of the 2021 Global Notes at a redemption price equal to 101% of the aggregate principal amount of the 2021 Global Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, as the case may be, to but excluding the special mandatory redemption date. See “Description of the Global Notes—Special Mandatory Redemption.” in the preliminary prospectus supplement for more information.

CUSIP:	428236BQ5

Denominations:	$2,000 × $1,000

Joint Bookrunners:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

UBS Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Santander Investments Securities Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Barclays Capital Inc. toll free at 1-888-603-5847, (2) Citigroup Global Markets Inc. toll free at 1-877-858-5407 or (3) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.